Exhibit 10.3

Surrender of Policy
and
Termination of Agreement
with Respect to
Collateral Assignment Split-Dollar Agreement

Dated:                    , 2013

This Surrender of Policy and Termination of Agreement with Respect to Collateral Assignment Split-Dollar Agreement (this “Agreement”) is made and entered into as of the          day of             , 2013, by and among M/I Homes, Inc., an Ohio corporation, formerly known as M/I Schottenstein Homes, Inc. (the “Employer”), Robert H. Schottenstein, an individual residing in Ohio (the “Employee”), and Jeri B. Block, as successor trustee of the Robert H. Schottenstein 1996 Insurance Trust (the “Trust”), created by that certain Trust Agreement between Robert H. Schottenstein, as grantor, and Janice K. Schottenstein, as trustee, dated April 15, 1996 (the “Trust Agreement”).

WITNESSETH:
WHEREAS, Employer, Employee and Janice K. Schottenstein, as trustee of the Trust, entered into a Collateral Assignment Split-Dollar Agreement dated September 24, 1997 (the “Split-Dollar Agreement”) with respect to life insurance policy number SV50186001 (the “Policy”) issued by John Hancock Life (the “Insurer”) on the life of Employee;
WHEREAS, Jeri B. Block is currently serving as the successor trustee of the Trust;
WHEREAS, pursuant to the terms of the Split-Dollar Agreement, the successor trustee of the Trust owns the Policy, but the Employer has an interest in the Policy equal to “Employer’s Net Interest” which is defined in paragraph 4 of the Split-Dollar Agreement as “the Employer’s Gross Interest minus the outstanding balance (if any) of all Policy loans made to the Employer (including all accrued and unpaid interest thereon)” and the “Employer’s Gross Interest” is defined in paragraph 4 of the Split-Dollar Agreement as “the aggregate amount of all premiums paid by the Employer with respect to the Policy minus the aggregate amount of all reimbursements of such premium payments by” the trustee or successor trustee of the Trust;
WHEREAS, paragraph 7 of the Split-Dollar Agreement provides that if the Policy is surrendered or canceled for any reason (other than the death of Employee), then the net proceeds resulting from such surrender or cancellation shall be distributed to Employer in an amount equal to “the Employer’s Net Interest; provided, however, in no event shall the amount payable to the Employer exceed the entire amount of such net proceeds” and the remaining balance of the net proceeds, if any, shall be distributed to the successor trustee of the Trust;
WHEREAS, paragraph 9 of the Split-Dollar Agreement provides that the Split-Dollar Agreement shall terminate without notice upon the written agreement of the successor trustee of the Trust and Employer;
WHEREAS, the current cash value of the Policy is approximately 586,762.60, the current Employer’s Gross Interest in the Policy is approximately $624,800.00, and the current Employer’s Net Interest in the Policy is approximately $577,001.00;
WHEREAS, the parties hereto now desire to surrender the Policy to the Insurer and terminate the Split-Dollar Agreement on the most efficient basis possible with the following results: (i) the successor trustee of the Trust will release its entire interest in the Policy; (ii) Employer will release its entire interest in the Policy; (iii) the Split-Dollar Agreement will be terminated and of no further effect; and (iv) upon receipt the net proceeds from the surrender of the Policy, the successor trustee of the Trust will distribute the sum of $577,001 to Employer as payment in full with respect to Employer’s interest in the Policy, all in accordance with the provisions of the Split Dollar Agreement.

NOW THEREFORE, in consideration of the mutual promises contained below, the parties hereto agree to the foregoing and as follows:
1.The successor trustee of the Trust shall surrender the Policy to the Insurer in exchange for its current cash surrender value.

2.Employer shall terminate and release its collateral assignment of the Policy in exchange for its receipt of the agreement of the successor trustee of the Trust to distribute to Employer the sum of $577,001 from the net proceeds from the surrender of the Policy.

3.The successor trustee of the Trust shall distribute $577,001 of the net proceeds received from the surrender of the Policy to Employer.

4.Employer shall accept $577,001 form the surrender of the Policy as payment in full from the successor trustee of the Trust and shall not assert any claim for the payment of any further amounts from the successor trustee of the Trust.

5.The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.The parties agree to take such actions as are desirable to allow the rights and duties specified in this Agreement to be brought into effect. The parties each agree to execute and deliver all documents which may be desirable to bring into effect the intent of this Agreement or to carry out its provisions.

7.This Agreement, and the rights of the parties, shall be governed by, and construed in accordance with, the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

M/I HOMES, INC. (formerly known as M/I Schottenstein Homes, Inc.) By:______________________________ Its:______________________________ _______________________________________ Robert H. Schottenstein	_______________________________________________ Jeri B. Block, as successor trustee of the Robert H. Schottenstein 1996 Insurance Trust